EXHIBIT 4.54

Foreign exchange loan contract

Contract No.: [2010] 0059-102-011

Loan type: Industrial Liquidity Loan

Borrower (Party A): Dongguan Lite Array Company Limited

Company Address: Galaxy Ind. Area, Qingxi, Dongguan, Guandong Province, PRC

Postal Code: 523656

Legal Person: John C.K.Sham

Fax: 0769-87738870-863

Tele: 0769-87738870-813

Lender (Party B): Construction Bank of China, Dongguan Branch

Company Address: No.5 Sport Rd., Jian Sheng Building, Nancheng District Dongguan Provision, PRC

Post Code: 523071

Person in charge: Li Hongmao

Fax: 0769-22818518

Tele: 0769-22818998

Party A shall apply for loans from Party B, and Party B agrees to lend the loans to Party A. This contract is hereby reached and entered into by and between Party A and Party B on the basis of friendly negotiation basis.

1. Size of the loan

Party A borrows from Party B USD seven million.

2. Purpose of the loan

Party A should apply the loan to flow of liquidity. Party A should not alter this purpose without the written consent from Party B.

3. Life of the loan

The life of loan in this contract is one year from May 27, 2010 to May 26, 2011. Should the starting date of the loan differ from the date on the loan renewal receipt (including the due bill, same below), the actual date of loan recorded on the first loan renewal receipt should prevail. The due date in the first clause would be adjusted accordingly.

The loan renewal receipt is part of this contract, having the equal legal validity with this contract.

4. Calculation and settlement of interest of loan

a.	The loan interest rate in this contract is annual interest rate, agreeing with the second clause in the following:

1).	The loan interest rate in this contract is fixed rate, that is [blank] the interest rate stay unchanged during the loan period.

2).	The loan interest rate in this contract is floating rate, that is 3-month LIBOR + 250 BPs margin, floating every 3 months.

LIBOR interest rate refers to the rate that Reuter publishes according to the source of BBA 2 working days of interest adjustment or loan initiation prior to 11:00 a.m. (London time).

3).	The loan interest rate in this contract is floating rate, that is [blank] month LIBOR + [blank] BPs margin, floating every [blank] months.

HIBOR interest rate refers to rate that Reuter publishes according to the source of BBA 2 working days of interest adjustment or loan initiation prior to 11:00 a.m. (HK time).

4).	Left blank

b.	BP (Basis Point) refers to the minimum variable unit of the margin, 1BP=0.01%.

c.	The loan interest would be calculated from the day of initiating the loan. This day is the valuation date of the loan. The interest of the loan in this contract is calculated on daily basis. Should the currency of the loan is Sterling, the daily interest rate would be calculated based on 365 days per year; loans which currency is other than Hong Kong dollar and Sterling, the daily interest rate would be calculated based on 360 days per year. The interest period would include the first day of this period but not the last day of this period.

d.	Interest settlement

1).	As for loans with fixed interest rate, its interest should be settled according to the contract rate of interest; As for loans with floating interest rate, its interest should be settled according to the interest rate identified during the float period. Should the floating rate period is shorter than the settlement period, the interest in the floating period should be calculated first then total the interest in various period on the settlement day.

2).	The method of interest settlement in this contract is the first one in the following:

a.	The interest would be settled on monthly basis, and the interest settlement date is the current date of the valuation date, if there is no current date of the valuation date in that month, the last day of that month should be regarded as the current date.

b.	The interest should be settled at one time in the form of matching the principal repayment.

c.	Left blank

5. Discharge and withdrawal of the loan

a.	Preconditions of discharging the loan

Apart from Party B’s abandonment of all or part of the conditions, Party B would have the obligation to discharge the loan only if the following preconditions are met:

1). Party A has already obtained the approval, registration, submission, insurance and other legal procedures relevant to the loan in this contract;

2). Guarantee that meet Party B’s requirement has already come into effective and would last for a period of time should this contract has certain form of guarantee;

3). Party A has already set up bank account for drawing and repaying according to Party B’s requirement;

4). None of the breach of contract in this contract or situations that could cause danger to Party B’s claim safety has ever occurred on the part of Party A.

5). Laws, rules and regulations or relevant authorities would not prohibit or limit the discharge of loans in this contract:

6). Other conditions:

Left blank

b.	Fund using plan

The fund using plan would be settled according to the first one in the following:

1). The fund using plan is as follows:

2010-5-27, amount: USD seven million

Left blank

2). Left blank

c.	Party A should use the loan according to the second plan and Party A should not advance, postpone or cancel the drawing unless it has obtained the written agreement from Party B.

d.	The due date of the loan should be identified according to the third clause in this contract should Party A use the loan in installments.

6. Repayment

a.	Repayment principles

The Party A’s repayment in this contract should be conducted according to the following principles:

Party B has the right to use Party A’s repayment to pay off various fees and the fee to realize Party B’s claim that Party B has paid the advancement yet Party A should pay. The rest of the fund should be repaid under the principle of interest first, then capital and in the form of matching the principal repayment. As for loans capital that fail to be called in after 90 days, loans interest that fail to be called in after 90 days or loans that are subjected to different laws and regulations, Party A should first repay the above mentioned fees and then repay according to the principle of first repaying the capital and then the interest.

b.	Interest payment

Party A should pay the due interest to Party B on the value date. The first interest payment day should be the first value date after the discharge of loan. In the final repayment. Party A should repay in the form of matching the principal repayment.

a.	Repayment method

1). Party A should repay the capital and interest according to the first method:

1. Non-installment repayment. The interest would be repaid in installment and during the loan period, and repay the capital in non-installment repayment when the loan is due.

2. Non-installment repayment when the capital and interest is due. Repay both the capital and interest in non-installment repayment when the loan is due.

3. Left blank

2). Party A should pay into Party B’s account sufficient amount of money prior to the prescribed repayment date and transfer the money to repay the loan (Party B also has the right to deduct from this account), or Party A should transfer money from other account to repay the loan on the prescribed repayment date.

d.	Repayment in advance

Party A must inform Party B in written form two working days before it is going to repay the principal in advance. After Party B’s agreement, Party A could repay part of or all the principal in advance.

Should Party A repay the principal in advance, it should calculate the interest according to the actual days of loan and the interest rate prescribed in this contract.

Should Party B agreed Party A to repay in advance, Party B has the right to claim compensation from Party A, and the amount of compensation could be determined according to No.  [blank]  in the following standards:

1). Compensation = principal repaid in advance*months in advance*  [blank]  % (time less than one month should be taken as one month).

2). Left blank

As for Party A’s repayment in installment, it should repay in the reverse order of the repay plan should Party A prefer to repay part of the capital. Then, the capital unpaid should be exercised according to the interest rate prescribed in this contract.

7. Party A’s rights and obligations

a.	Party A has the right to:

1). Require Party B to discharge the loan according to the contract;

2). Use the loan in accordance with the purpose prescribed in this contract;

3). Apply for extension of the loan to Party B on the basis of meet the regulations of Party B;

4). Require Party B to maintain secrecy for the relevant financial documents and business files provided by Party A, but those subjected to other laws and regulations, authorities with different requirements or agreements made by and between both parties on different basis are not included;

5). Refuse the bribe offered by Party B and its staff, and to report to relevant departments these behaviors or Party B’s violation of the laws on loan interest rates, service fees.

b.	Party A has the obligation to:

1). Draw the fund and to repay the principal and interest in full amount and to bear all the fare prescribed in this contract;

2). Provide financial and accounting records as well as operating documents on Party B’s requirement. It includes but not is limited to provide Party B with the balance sheet of past quarter, income statement by the end of last quarter (Income and Expense Statement for each business unit.) within the first 20 working days in each quarter, and to provide the cash flow statement at the end of that year, and to take responsibility for the reliability, completeness and effectiveness of the documents provided and not provide false documents or hide important financial facts of the operation.

3). Inform Party B in written form within 20 working days should any alteration occur in terms of Party A’s name, legal person (person in charge), address, business scope, registry capital or company regulations and so on and offer relevant documents of the altered files.

4). Use the loan in accordance with purpose prescribed in this contract, and avoid misappropriation or diversion of the loan or use the loan on illegal trade and operations; assist and accept Party B’s inspection and monitoring on Party A’s operation, financial activities as well as the loan usage in this contract; Party A should not spirit its capital away, transfer its assets or make use of connected transaction to evade its debt on Party B; not make use of fake contract with the connected part to gain discount or pledge from banks so as to extract funds or credit via claims such as receivable notes, receivables;

5). Obey national regulations on environmental protections should it use the loan in this contract to conduct manufacturing, construction;

6). Avoid providing guarantee to a third party via the asset formed by the loan in this contract without permission from Party B before Party A has repaid all the capitals and interests;

7). report to Party B in time the situation of over 10% of its connected transactions should Party A is a group client. This report should include: 1. the connected relationship of each party concerned; 2. Trade project and nature; 3. Trade amount and relevant scale; 4. Pricing policies (including trades without amount or with a symbol amount).

8). Should the loan discharged in this contract is to be used in fixed asset or project, Party A should ensure that the planned project has already got the approval from the government and no violation of the rules and regulations existed, in the meantime, Party A should also ensure that the capital and other funds should be in place in due time and proper portion; Party A should ensure the planned progress of the project.

8. Party B’s rights and obligations

a. Party B has the right to require Party A to repay the capital, interest and fees in due time, and to perform other rights prescribed in this contract, and to require Party A to exercise other obligations in this contract;

b. Party B has the right to issue the loan in accordance with this contract, but delays caused by Party A or other reasons that could not ascribed to Party B are not included;

c. Party B has the right to maintain the secrecy of the files provided by Party A on the financial document and business operations, but files that are subjected to different laws and regulations, requirements of authorities or other agreement reached and entered into by and between both parties are not included;

d. Party B should not provide bribes to Party A and its staff or ask for, accept bribes;

e. Party B should not conduct dishonest and harmful deeds that would lead to damage to Party A’s interest.

9. Compensation for breach of contract or situations that harm Party B’s claim

a.	Party B’s breach of contract and corresponding responsibilities

1). Party A has the right to require Party B to continue to issue the loan according to this contract should Party B cease the issuing without a just cause;

2). Party A has the right to require Party B to return the interest and fees claimed by Party B on breaking the national prohibitive rules on this regard.

b.	Party A’s breach of contract

1).	Party A’s violation of any of the condition in this contract or any legal obligation;

2).	Party A has stated or showed this intention via its actions that it would not continue to perform any of the obligations in this contract.

c.	Situations that could harm Party B’s claim

1). The occurrence of any one of the following situations could let Party B believe that it would harm its claim:

Contract trusteeship, lease, shareholding reform, reduction in registry capitals, investment, joint-operation, merger, acquisition, reorganization, division, joint venture, suspend business to bring up to standard, apply for dismiss, bankruptcy, change of majority stockholder or asset transference, close down, punishment from relevant authorities, revocation, business license suspension, involvement of major legal disputes, financial difficulties in operation or deterioration of financial situation, legal person or major person in charge fail to conduct normal duties;

2). The occurrence of any one of the following situations could let Party B believe that it would harm its claim:

Party A fails to perform other due debt (including institutions on various levels of Construction Bank of China as well as other due debt of third parties), transfer asset at a very low price or for free, exempt debt of a third party, delay in exercise debt or other rights, or provide guarantee for a third party;

3). Shareholders in Party A misuse the independent position of the legal person or the limited responsibility of the shareholder to avoid debt, which Party B believe that it would harm its claim;

4). Failure in meeting any one of the preconditions prescribed in this contract for the issue of the loan;

5). The occurrence of any one of the following situations on the part of the guarantor could let Party B believe that it would harm its claim:

1.	Violation of any one of the conditions prescribed in this contract or the statement does not match with the issues guaranteed, existing false, errors and omissions;

2.

Contract, trusteeship, lease, shareholding reform, reduction in registry capitals, investment, joint-operation, merger, acquisition, reorganization, division, joint venture, suspend business to bring up to standard, apply for dismiss, bankruptcy, change of majority stockholder or asset transference, close down, punishment from relevant authorities, revocation, business license suspension, involvement of major legal disputes, financial difficulties in operation or deterioration of financial situation, legal person or major person in charge fail to conduct normal duties, which could interfere with the normal ability of guarantee of the pledgeor;

3.	other situations that could lead to the loss or the possibility of losing the ability of guarantee;

6).	The occurrence of any one of the following situations in mortgage, pledge that could let Party B believe that it would harm its claim:

1.	the nation collect, confiscate, expropriate, reclaim without compensation, removal, market fluctuations or any other reason that lead to damage, loss or depreciation of the encumbered or pledged property;

2.	The encumbered or pledged property is seized, detained, frozen, deducted, kept, auctioned, supervised or involved into the dispute of the ownership;

3.	The pledgor has violated any one of the conditions in the mortgage contract or pledge contract or their statement are inconsistent with the issues ensured, existing false, errors and omissions;

4.	Other situations that could harm Party B’s realization of the mortgage or pledge;

7).

The guarantee is false, invalid, ineffective, revoked, exempted, or the guarantor has broken the contract or suggested in its action that it would not guarantee any more, or the guarantor has lost part of or all the ability to guarantee, guaranty devaluation and so on, which could let Party B believe that it would harm its claim;

8).	Other situations that could let Party B believe that it would harm its claim.

d.	Relieve measures on the part of Party B

Party B has the right to exercise one or several rights in the following should the situations in clause 2 or 3 occurred:

1). Cease to issue the loan;

2). Claim that the loan has become due and require Party A to repay all the capitals and interest and fees, be it become due or not;

3). Require Party A to pay the penal sum that is equivalent to   [blank]  % of the drawn amount should Party A fail to draw the loan according to the purpose prescribed in this contract and Party B has the right to refuse Party A to draw the rest of the amount in this contract;

4). Shold Party A fail to use the loan according to the purpose prescribed in this contract, Party A should pay the interest and compound interest according to the default interest and the interest settlement method in this contract from the day of misuse of the loan to the day when all the capitals and interest are repaid. The default interest is to have a 100% increase of the normal interest rates.

5). Should the loan is failed to be repaid within the period, Party A should pay the interest and compound interest according to the default interest and the interest settlement method in this contract from the day overdue to the day when all the capitals and interest are repaid. This payment is based on the un-repaid capitals and interest (including part or all the capitals and interest claimed by Party B to be due in advance). The default interest here is a 50%increase of the normal interest rate. The overdue loan refers to the Party A’s failure to repay in due time or beyond the time limit prescribed in this contract.

Before the loan become due, Party A’s un-repaid interest should be calculated according to the loan interest rate and the interest settlement ways prescribed in this contract to claim compound interest;

6). Other relief measures, include but not limit to:

1. To deduct the relevant amount (RMB or other currencies) from Party A’s account in Construction Bank of China, and this require no notice beforehand;

2. Conduct the right of guarantee;

3. Require Party A to provide new guarantee for all the debt in this contract;

4. Terminate this contract.

10. Other terms and conditions

1). Agreement of Charge

Party A should bear all the fees that are included in this contract and are relevant to the lawyer service, insurance, assessment, registration, warranty, evaluation, and notarization. Fees that subject to other agreements is not included.

Fees generated by the realization of Party B’s claims should be borne by Party A.

It includes but is not limited to legal fee, arbitration fee, property preservation fee, traveling allowance, exercise fee, assessment fee, auction fee, notarization fee, service fee, announcement fee, lawyer fee and so on.

2). Use of Party A’s information

Party A has agreed Party B to let the People’s Bank of China and the Credit Risk Database approved by Credit Reference Department or other relevant authorities, departments to check its credit status. Party A also agrees Party B to provide its information to People’s Bank of China and the Credit Risk Database approved by Credit Reference Department or other relevant authorities, departments. Party A agrees Party B to have proper use of or disclose its information for business’s sake.

3). Collection via announcement

Should breach of contract occurred on the part of Party A, Party B has the right to inform the authorities or departments concerned, and to make announcement in news media to urge Party A to repay.

4). Validity of the evidence recorded by Party B

Unless there is reliable, certain contrary evidence, Party B’s internal record of principal, interest, fees and repayment history; transaction record or voucher of debtor’s repayment and interest payment made or kept by Party B all would regarded as valid proof of debtor-creditor relationship. Party A should not make any dissent based on the record, invoice, voucher made or kept by Party B.

5). Reservation of rights

Party B’s right in this contract would not interfere with and exclude its right it has according to law, regulation and other contracts. Any tolerance, allowance, preference or delay on the execution of the rights regulated in this contract should not be regarded as abandonment of the rights and interest in this contract or permission or acknowledgement of the breach of contract and this would not interfere with or hinder the execution of this right or other rights and this would not cause Party B to have any form of responsibility to Party A.

6). Should the Party A stand in debt in other forms apart from other debts in the main contract, Party B has the right to deduct the fund (either in RMB or other currencies) in Party A’s account created in Construction Bank of China (main body or branches) to pay off any due debt and Party A should raise no dissidents.

7). Party A should inform Party B as soon as possible in the written form should Party A’s address or contact way have altered. Party A should bear the loss on its own should it fail to give timely notice.

8). Payables check and accept

As for all the payables of Party A in this contract, Party B has the right to deduct the fund (either in RMB or other currencies) in Party A’s account created in Construction Bank of China (main body or branches) without prior notice. Party A has the obligation to assist Party B in the process of foreign exchange settlement and sale or foreign currencies trades and Party A should bear the exchange rate risk.

9). Dispute settlement

The disputes occurred during the performance of this contract should be resolved via negotiation. Should negotiation fail to work, solution one would prevail. Contents in this contract that is irrelevant to the dispute would continue to be carried out during the law suit or the arbitration.

1). Suit to the People’s Court in Party B’s location;

2). Submit   [blank]  to the arbitration committee (location of arbitration is left blank) and conduct the arbitration according to the existing valid rules and regulations. The adjudication would be final, which would be valid for both parties.

10). Entry into force of the contract

This contract would come into effect after it is signed or sealed by the legal person (the person in charge) or authorized agent from both Party A and Party B.

11). This contract is in quadruplicate:

12). Other items:

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11. Party A’s statement and promise

a. Party A has a full understanding of Party B’s business scope and authority.

b. Party A has read all the terms and conditions in this contract and those in the main contract. Party B has already made instructions to corresponding clauses according to Party A’s requirement. Party A has had a full understanding of the meaning and legal consequences of all the terms and conditions in this contract as well as those in the mian contract.

c. Party A is qualified to be a guarantor and Party A’s guarantee in this contract is in compliance with the laws and regulations as well as the Party A’s constitution and regulations in its internal documents and Party A’s guarantee has gained the approval of authority and/or national departments. Party A should bear all the responsibilities generated by its lack of qualification in signing of this contract.

d. Party A declares that no violation of the laws and regulations on environmental protection, energy conservation, pollution control when this contract is signed. Party A would continue to obey laws and regulations on this regard. Party B has the right to cease the issue of the loan or declare the loan become due in advance or other relief measures prescribed in this contract or allowed by the law should Party A make false statement or the promise made above has not been exercised or has the risk of energy waste and pollution.

Party A (seal)

Legal person (person in charge) or authorized agent (signature):	/s/ Sham Shu Qin

Dongguan Lite Array Company Limited	27 May 2010

Party B (seal)

Legal person (person in charge) or authorized agent (signature):	/s/ Li Hongmao

Construction Bank of China Co.Ltd. Dongguan branch	27 May 2010